UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 18, 2009
MACC PRIVATE EQUITIES INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE	0-24412	42-1421406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
580 Second Street, Suite 102, Encinitas, California 92024
(Address of Principal Executive Offices)		(Zip Code)
(760) 479-5080 (Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, MACC Private Equities Inc. (the "Company") received a notice from the staff of the Nasdaq Stock Market, indicating the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2) because its common stock has not maintained a minimum bid price of $1.00 per share for the last 30 consecutive business days.  Nasdaq Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days in which to regain compliance.  The Company's 180 day grace period expires on March 15, 2010.  The Company will regain compliance if during this grace period the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, at which point the Company will receive written confirmation of compliance from Nasdaq.  In the event the Company has not regained compliance by the end of this grace period it will receive a written notification that its securities are subject to delisting, a determination it can choose to appeal to Nasdaq Hearing's Panel.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards of The Nasdaq Capital Market, with the exception of bid price.  If the Company meets the initial listing criteria, the staff of the Nasdaq Stock Market will notify the Company that it has been granted an additional 180 calendar day compliance period.

No assurances can currently be given that the Company will be able to satisfy the above described deficiency and that its common stock will not be delisted.  Additionally, no assurances can currently be given that the Company will qualify for any additional grace periods offered by the Nasdaq Stock Market.  The deficiency notification described above will have no immediate effect on the listing of the Company's common stock at this time, pending the expiration of the relevant grace periods stated above.

On September 18, 2009, the Company issued a press release announcing that it had received the aforementioned notice from Nasdaq Stock Exchange.  The full text of the press release is included in this document as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated September 18, 2009

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 18, 2009

MACC PRIVATE EQUITIES INC.

By:	/s/ Travis T. Prentice
Travis T. Prentice
President and CEO

Exhibit Index

Exhibit
Number                                Description

99.1                      Press Release dated September 18, 2009.